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FASTNET LETTERHEAD





                                                                    EXHIBIT 99.1




March 27, 2002


Securities and Exchange Commission
Washington, DC  20549

     Re:   Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X
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Dear Sir or Madam:

In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to FASTNET Corporation (the "Company") that Andersen's audit of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and the availability of national office consultation.


Sincerely,

/s/ Stanley F. Bielicki

Stanley F. Bielicki
Chief Financial Officer